Exhibit 21

                               LIST OF SUBSIDIARIES




FamilySafe, Inc.
Incorporated 2/4/04 in New York

E-Top-Pics, Inc.
Incorporated 6/30/02 in Massachusetts

Amber Alert Agent, Inc.
Incorporated 10/11/05 in Delaware

Indoor Air Quality Services, Inc.
Incorporated 8/7/03 in New York

Digital ID Services, Inc.
Incorporated 8/4/04 in New York